Exhibit 10.4

FLOOD ZONE DETERMINATION

WHOLESALE SERVICE PROVIDER AGREEMENT

This Flood Zone Determination Wholesale Service Provider Agreement (the “Agreement”) is entered into as of March 1st, 2008 (the “Effective Date”) by and between First American Flood Hazard Certification LLC doing business as First American Flood Data Services (“FAFDS”) and First Advantage CREDCO, LLC, (“Service Provider”), in consideration of, and upon, the terms and conditions set forth in this Agreement.

1.	BACKGROUND

1.1 FAFDS is engaged in the business of providing flood zone determination information and services to mortgage lenders and servicers.

1.2 Service Provider has the knowledge and ability to provide supplemental and necessary services related to customer service, billing, and sales in connection with FAFDS providing flood zone determination information and services to mortgage lenders and servicers.

1.3 Service Provider wishes to provide such supplemental services in connection with FAFDS’s provision of flood zone determination information and services to mortgage lenders and servicers.

2.	FLOOD SERVICES

2.1 Generally. FAFDS agrees to provide one or more of the flood services identified in Section 2.2 through Section 2.7 (each, a “Flood Service” and collectively, the “Flood Services”). FAFDS shall provide the Flood Services only to a lender or servicer that has: (a) entered into a Service Provider Agreement (as defined in Section 3.3) with Service Provider; and (b) executed a Customer Contract substantially in the form attached hereto as Attachment “A” (a “Customer Contract”) that has been accepted by FAFDS. Any lender or servicer that has entered into a Service Provider Agreement with Service Provider and executed a Customer Contract that has been accepted by FAFDS shall be referred to as a “Customer”. A Customer may order one or more Flood Services with respect to improved real property used or intended to be used as a single to four-family residence (a “Residential Property”), improved or unimproved real property other than a Residential Property (a “Commercial Property”), or both. For purposes of this Agreement, the term “Property” shall refer to a Residential Property or a Commercial Property. In connection with each Flood Service provided by FAFDS to a Customer, FAFDS shall issue its written manifestation of the determination (a “Determination”) that will be provided on the Standard Flood Hazard Determination Form promulgated by the Federal Emergency Management Agency (“FEMA”).

2.2 Basic Determination. Upon the request of a Customer, FAFDS shall determine whether a Property is located within a FEMA designated Special Flood Hazard Area (an “SFHA”) on the date of the Determination (a “Basic Determination”).

2.3 Life of Loan Determination. Upon the request of a Customer, FAFDS shall (a) determine whether a Property is located within an SFHA on the date of the Determination (the

“Initial Determination”) and (b) notify the Customer if any of the following flood zone status changes occur during the life of the loan secured by such Property (and any renewals, extensions, or modifications of such loan): (i) if the Property was located within an SFHA on the date of the Initial Determination and a subsequent FEMA Flood Insurance Rate Map (a “Flood Map”) shows that the Property is no longer located within an SFHA; (ii) if the Property was not located within an SFHA on the date of the Initial Determination and a subsequent Flood Map shows that the Property is located within an SFHA; or (iii) if the flood zone applicable to the Property changes (collectively, the “Monitoring Services”). FAFDS shall notify the Customer of any of the foregoing changes within 60 days after the effective date of the revised Flood Map or 60 days after FAFDS’s receipt of the revised Flood Map, whichever occurs later. The Initial Determination and the Monitoring Services are collectively referred to as a “Life of Loan Determination”. FAFDS reserves the right to provide notification of any such changes directly to the Customer rather than through Service Provider. Life of Loan Determinations are transferable if the loan is transferred by the Customer to another lender or servicer.

2.4 Refinance Life of Loan Determination. A “Refinance Life of Loan Determination” is a Flood Service that is the same as a Life of Loan Determination except that it only applies to a Determination issued in connection with the refinancing of a loan (the “Refinanced Loan”) that is secured by a Property for which FAFDS previously issued another Life of Loan Determination to the Customer for the same borrower relating to the same Property.

2.5 Related Life of Loan Determination. A “Related Life of Loan Determination” is a Flood Services that is the same as a Life of Loan Determination except that (a) it only applies with respect a Property for which FAFDS previously issued another Life of Loan Determination (the “Prior Determination”) to the Customer for the same borrower relating to the same Property and (b) it is only available if the Customer continues to service the loan that was the subject of the Prior Determination.

2.6 FlexCert Determination. A “FlexCert Determination” is a Flood Service that is the same as a Life of Loan Determination except that a FlexCert Determination is not transferable if the loan is transferred by the Customer to another lender or servicer. A Customer may not order a FlexCert Determination with respect to a Commercial Property.

2.7 Census Tract Determination. Upon the request of a Customer, FAFDS shall indicate a Property’s location with respect to metropolitan statistical area and census tract boundaries as defined by United States Bureau of the Census data (a “Census Tract Determination”). A Census Tract Determination may only be ordered (a) in conjunction with another Flood Service provided by FAFDS with respect to the same Property or (b) with respect to a Property for which the Customer previously purchased another Flood Service without a Census Tract Determination.

3.	SUPPLEMENTAL SERVICES

3.1 Generally. In connection with the Flood Services provided by FAFDS to Customers, Service Provider agrees to provide the services identified in Section 3.2 through Section 3.8 (together with any additional services provided by Service Provider on behalf of Customers pursuant to the Service Provider Agreements, the “Supplemental Services”).

3.2 Flood Services Marketing and Distribution.

(a) At all times Service Provider will use its best efforts to market and distribute the Flood Services and will conduct itself in performing these activities in a professional manner. However, Service Provider shall not: (i) market the Flood Services to existing FAFDS clients; or (ii) market the Flood Services to prospective Customers that are likely to order 1,000 or more Determinations per month without the prior written consent of FAFDS.

(b) Service Provider will maintain a sales staff trained in the sale of Flood Services.

(c) Service Provider shall identify FAFDS as the provider of the Flood Services in marketing and distributing Flood Services; provided, however, that Service Provider agrees that it will not refer to FAFDS or any affiliate of FAFDS or use any of FAFDS’s or its affiliates’ trademarks, service marks, trade names, trade dress, logos, or other proprietary notices or identifying characteristics, without FAFDS’s prior written consent. Service Provider may develop, at its own expense, advertising or promotional material for use in connection with the marketing or distribution of Flood Services, All such advertising or promotional material must be approved in advance by FAFDS in its discretion.

(d) Service Provider will not make: (i) any deceptive or misleading statements regarding FAFDS or the Flood Services; or (ii) any warranties or representations regarding the Flood Services other than the warranties and representations that are contained within the form of Customer Contract attached to this Agreement.

(e) Once a Customer has executed a Customer Contract, Service Provider agrees to act as a liaison between FAFDS and the Customer to introduce enhancements, conduct training, solve problems, and create call reports that summarize contact.

3.3 Service Provider .Agreement & Service Provider Compensation. Service Provider shall enter into an agreement with each Customer (a “Service Provider Agreement”) that sets forth the terms and conditions upon which the Customer may order Flood Services through Service Provider. The Service Provider Agreement shall contain such terms and conditions that are mutually agreed upon by Service Provider and the Customer. The Service Provider Agreement shall: (a) identify FAFDS as the provider of the Flood Services; (b) indicate that FAFDS shall have no liability to or obligations towards the Customer except as provided in the Customer Contract; and (c) specify all compensation to be paid to Service Provider (which shall include the fees payable by Service Provider to FAFDS) in consideration of the Supplemental Services and obtaining the Flood Services from FAFDS. All compensation shall be paid by the Customer directly to Service Provider Service Provider is providing its services to Customers in conjunction with, but independent of, the Flood Services provided by FAFDS. Service Provider shall be entitled to retain the amount by which the total fees payable by Customers exceed the amounts payable by Service Provider to FAFDS for the Flood Services (the “Service Provider Compensation”). The Service Provider Compensation represents Service Provider’s compensation for providing the Supplemental Services. Service Provider represents and agrees that any fees it charges for the Supplemental Services will be in compliance with all applicable federal and state laws and regulations, including but not limited to, the Real Estate Settlement Procedures Act, 12 U.S.C. §§ 2601 et seq., and its implementing Regulation X, 24 CFR Part 3500 (collectively, “RESPA”).

3.4 Execution of Customer Contracts. In order for FAFDS to provide Flood Services to Customers, Service Provider shall obtain an executed Customer Contract from each Customer Service Provider shall promptly forward such Customer Contract to FAFDS for its review and execution. FAFDS will provide Flood Services to Customers pursuant to the options set forth in the Customer Contract. Service Provider has no authority to: (a) modify the attached form of Customer Contract without FAFDS’s prior written consent in FAFDS’s discretion; or (b) obligate FAFDS for any warranties, representations, losses, or indemnities in connection with the Flood Services except as expressly provided for in the attached form of Customer Contract.

3.5 Delivery of Information. Service Provider shall transmit to FAFDS the following information regarding each loan for which a Customers orders a Flood Service: (a) the Customer’s complete name and address; (b) the name, telephone number and fax number of the individual ordering the Flood Service; (c) the Customer file reference/loan number; and (d) the state, county, municipality and street address (including zip code) of the Property. Service Provider may also request that the Customer provide the following additional information: (a) the legal tax identifier for the Property (assessor parcel number, lot & block, etc.); and (b) the name of the current owner of the Property. Service Provider shall ensure that each Customer promptly notifies Service Provider and FAFDS of any change affecting a loan for which FAFDS is providing a Flood Service (e.g., payoff, sale, etc.). In connection with a Refinance Life of Loan Determination or a Related Life of Loan Determination, Service Provider shall also transmit to FAFDS the initial loan number for the Refinanced Loan or the loan that was the subject of the Prior Determination, the FAFDS order number for such loan, or other identifying information specific to the Refinanced Loan or Prior Determination, as applicable. Service Provider shall promptly transmit to FAFDS all information collected from the Customer in the form and manner that FAFDS may reasonably require from time to time. FAFDS shall have no obligation to provide Flood Services if Service Provider fails to provide all required information to FAFDS.

3.6 Settlement Statements. To the extent applicable, Service Provider shall ensure that all HUD-1 settlement statements relating to loans for which FAFDS is providing Flood Services to Customers are prepared in accordance with all applicable federal and state laws and regulations, including, but not limited to, RESPA.

3.7 Payment of Fees. Service Provider’s obligation to pay FAFDS the fees specified in Section 4.1 shall be absolute and unconditional following FAFDS’s issuance of the Determination (or the issuance of the initial Determination with respect to a FlexCert Determination, Related Life of Loan Determination, Refinance Life of Loan Determination or Life of Loan Determination), regardless of whether the Customer pays Service Provider for such Determinations.

3.8 Compliance with Law. The Parties shall perform all of their obligations pursuant to this Agreement and the Service Provider Agreements in accordance with all applicable federal and state laws and regulations.

4.	FEES FOR FLOOD SERVICES.

4.1 Amount of Fees. Service Provider agrees to pay the following fees with respect to the Flood Services provided by FAFDS to Customers:

FLOOD SERVICE	APPLICABLE FEE
Basic Determination	$5.00 per Property
Life of Loan Determination	$7.00 per Property
Refinance Life of Loan Determination	$3.00 per Property
Related Life of Loan Determination	$3.00 per Property
FlexCert Determination (Note: Not Available For Commercial Properties)	$6.00 per Property

In addition, Service Provider agrees to pay to FAFDS a $5.00 fee for each loan for which Monitoring Services were canceled and subsequently reactivated by the Customer. Census Tract Determinations are provided at no additional charge.

4.2 Adjustment for Governmental Fees. The parties agree that the amounts payable by Service Provider to FAFDS will automatically be adjusted to fully compensate FAFDS in the event that any governmental agency or authority imposes any type of fee or charge (a “Governmental Fee”) in connection with the issuance of a Determination. If a Governmental Fee is imposed, FAFDS shall increase its fees in an amount equal to the Governmental Fee and Service Provider shall be obligated for such increased fees.

4.3 Payment of Fees to FAFDS. Prior to the 15th day of each month, FAFDS shall submit to Service Provider an itemized statement of all orders placed by Service Provider during the previous month. Fees shall be payable by Service Provider within 60 days of the date of the statement. Service Provider shall be responsible for paying any state or local taxes imposed upon or applicable to its sale of services to Customers.

4.4 Nature of Fees. FAFDS and Service Provider acknowledge and agree that the Supplemental Services specified in Section 3 constitute services that are necessary to enable FAFDS to provide the Flood Services and that FAFDS would be required to provide some of these services itself if not for Service Provider agreeing to do so pursuant to this Agreement. As a result, FAFDS has agreed to provide the Flood Services at the discounted rates set forth above, which rates reflect the fair and reasonable value of the more limited nature of the Flood Services performed by FAFDS.

4.5 Periodic Fee Adjustments. At any time subsequent to the expiration of the 6th month following the Effective Date, FAFDS shall have the right to modify the amount of the fees specified in Section 4.1. Any such fee modification shall become effective on the first day of the month immediately following the month in which FAFDS provides written notice of the fee modification to Service Provider (the “Fee Adjustment Date”). In the event that Service Provider does not agree to the modified fees, Service Provider shall have the right to effectuate a Cancellation (as defined in Section 7.1) by providing written notice to FAFDS. Any such Cancellation shall be governed by Section 7.2(b).

5.	EXCLUSIVITY

Although FAFDS agrees that Service Provider is under no obligation to purchase Flood Services for its customers exclusively through FAFDS, Service Provider agrees that FAFDS will be its preferred flood service provider. Notwithstanding the foregoing, Service Provider shall not encourage or attempt to persuade any existing Customer of FAFDS to purchase Flood Services from any flood service provider other than FAFDS unless the Customer has notified Service Provider that it no longer wishes to purchase Flood Services through FAFDS.

6.	LIMITATION OF LIABILITY; INDEMNITY

6.1 FAFDS’s Liability. FAFDS’s liability for any Flood Services provided by FAFDS shall be limited to the “Water-Tight” Guarantees® contained in the Customer Contracts.

6.2 Indemnification. Service Provider agrees to indemnify and hold harmless FAFDS and its affiliates, and each of their respective owners, members, officers, directors, employees, and agents (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) for, from and against any and all claims, actions, damages, liabilities, judgments, fines, penalties, costs, and expenses (including court costs and attorneys’ and experts’ fees) incurred by any of the Indemnified Parties as a result of or in connection with Service Provider’s performance or non-performance of any of Service Provider’s obligations under this Agreement or any Service Provider Agreement, including but not limited to: (a) Service Provider’s failure to ensure collection and transmission to FAFDS all information required to provide the Flood Services; or (b) Service Provider’s failure or alleged failure to comply with all applicable federal and state laws and regulations, including but not limited to RESPA. FAFDS agrees to indemnify and hold harmless Service Provider and its affiliates, and each of their respective owners, members, officers, directors, employees, and agents for, from and against any and all claims arising from failure to meet any of the client obligations given under the “Water-Tight” Guarantees® (including court costs and attorneys’ and experts’ fees) including FAFDS’ failure or alleged failure to comply with all applicable federal and state laws and regulations, including but not limited to RESPA.

6.3 It is agreed by the parties hereto that the maximum liability of each party to the other under this Agreement (including, but not limited to, section 6.2), shall in no event exceed $50,000.00 (fifty thousand dollars) in the aggregate, plus reasonable attorneys’ fees and court costs. The existence of multiple claims shall not enlarge the limit of either party’s liability hereunder.

7.	TERM AND CANCELLATION

7.1 Term. The period of time during which Service Provider shall have the right to process orders for new Determinations (“New Orders”) and FAFDS shall have the obligation to fulfill New Orders shall commence upon the Effective Date and shall remain in effect until cancelled pursuant to Section 7.2 (the “Term”).

7.2 Cancellation. Cancellation of Service Provider’s right to process New Orders or FAFDS’s obligation to fulfill New Orders (collectively, “Cancellation”), shall be as follows:

(a) Cancellation Without Cause. Either party may effectuate a Cancellation for any reason or for no reason by providing at least 90 days’ prior written notice of the Cancellation to the other party. Any such Cancellation shall be effective upon the date specified in the notice (the “Cancellation Effective Date”).

(b) Cancellation With Cause. Either party may effectuate a Cancellation: (i) upon 30 days’ prior written notice following a material breach of any term of this Agreement by the other party, which material breach is not cured within such 30-day notice period; or upon written notice at any time following the filing for protection under any bankruptcy or similar law or the filing of an involuntary petition in bankruptcy with respect to the other party.

(c) Program Cancellation. FAFDS or its assignee or successor may effectuate a Cancellation upon 30 days’ prior written notice, provided that: (i) FAFDS or its assignee or successor determines to no longer utilize independent contractors such as Service Provider to provide the type of services provided by Service Provider; and (ii) FAFDS or its assignee or successor terminates its contracts with all other independent contractors under which such contractors are providing the same type of services provided by Service Provider.

(d) Effect of Cancellation. Following a Cancellation, Service Provider will cease to be an authorized marketer or distributor of Flood Services and, except as otherwise provided in this Section 7.2(d), FAFDS shall have no further obligation to provide new Determinations to Customers Service Provider will immediately remove and not thereafter use or permit the use of any advertising or other materials containing any FAFDS trademarks, service marks, trade names, trade dress, logos, or other proprietary notices or identifying characteristics of FAFDS. Notwithstanding the foregoing, in connection with any Cancellation pursuant to Section 7.2(a), FAFDS shall continue to provide Determinations for a period of 6 months following the Cancellation Effective Date with respect to any lender or servicer that became a Customer on or prior to the Cancellation Effective Date. A Cancellation shall not affect any other applicable term or condition of this Agreement.

8.	WEBSITE SOFTWARE

8.1 License to Use Website Software. Subject to all other terms of this Agreement, FAFDS hereby grants to Service Provider a royalty-free, non-exclusive, non-transferable license, without the right to grant sublicenses, to access the “Website Software” from hardware owned or controlled by Service Provider. For purposes of this Agreement, the term “Website” shall mean www.floodcert.com or such other FAFDS website accessible by Service Provider (as modified from time to time) and the term “Website Software” shall mean the object code version of the software installed at the Website and accessible by visitors to such Website in ordinary use.

8.2 Ownership of Website Software. The Website Software is and shall remain the sole and exclusive confidential and proprietary property of FAFDS.

83 Limitations on Use of Website Software. Service Provider may utilize the Website Software to electronically access flood data information and submit orders for Flood Services to FAFDS. Service Provider agrees that it shall utilize the Website Software only for the purposes expressly authorized by this Agreement and only with respect to Customers. To the extent applicable, Service Provider may not make any copies of the Website Software. To the extent applicable, Service Provider agrees not to modify the Website Software, remove any notices or markings on the Website Software, or reverse compile, reverse assemble, reverse engineer or otherwise attempt to learn, use or disclose the trade secrets contained in the Website Software, transfer the Website Software in whole or in part over a network, or permit any third party to do any of the foregoing. There are no implied licenses under this Agreement Service Provider acknowledges and agrees that use of the Website Software is furnished to Service Provider on a confidential basis for the sole and exclusive internal use of Service Provider and not for redistribution. The right of the Customers to utilize the Website Software shall be governed by the terms of the Customer Contracts. Service Provider shall not use, publish, disclose, or otherwise divulge to any person, at any time (including after a Cancellation), any non-public information regarding the Website Software (including, without limitation, any passwords or other access codes provided by FAFDS), without the prior written consent of FAFDS.

8.4 Modification to Website Software. FAFDS may use or disclose any information received in connection with the Website Software or Service Provider’s use of the Website Software as FAFDS deems appropriate. FAFDS may remove or modify content, at any time without notice to or permission from Service Provider. FAFDS may modify the terms and conditions upon which Service Provider may use the Website Software at any time upon posting of such modification on the Website, and Service Provider’s continued use of the Website Software after receipt of such notice shall constitute Service Provider’s acceptance of such modified terms.

8.5 Termination of License. The license to use the Website Software granted by this Section 8 shall automatically terminate immediately and without prior notice upon a Cancellation. However, the Cancellation is pursuant to Section 7.2(a), the authorization to use the Website Software shall continue for six (6) months following the Cancellation Effective Date, but only with respect to Service Provider’s performance of its obligations under this Agreement for any lender or servicer that became a Customer on or prior to the Cancellation

Effective Date. Upon termination of the license, Service Provider shall, to the extent applicable, immediately destroy or delete any and all Website Software or copies thereof and promptly confirm in writing to FAFDS that Service Provider has done so.

9.	CONFIDENTIAL INFORMATION

9.1 Generally. Each party acknowledges that it will have access to certain confidential information of the other party and Customers (“Confidential Information”) including borrower information, the terms and pricing under this Agreement, the Website and the Website Software, and all materials or information identified as confidential. Each party agrees that during the term of this Agreement, and following Cancellation: (a) it will hold the Confidential Information of the other party and Customers in confidence with at least the same level of care as it uses for its own confidential information of the same nature, but not less than a reasonable level of care; (b) it will not use the Confidential Information, for its own account or for the account of any third party, except as expressly permitted by this Agreement; (c) unless required by law, it will not disclose the Confidential Information to any third party, except that party’s attorneys, accountants and other advisors as reasonably necessary.

9.2 Exceptions. Information will not be deemed to be Confidential Information for purposes of this Agreement if such information: (a) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (b) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (d) is independently developed by the receiving party.

10.	GENERAL PROVISIONS

10.1 Assignment. Service Provider may not assign its rights or obligations under this Agreement without the prior written consent of FAFDS. Any attempted assignment without the consent of FAFDS shall be void.

10.2 Binding Effect. This Agreement is binding upon the parties and their permitted successors and assigns. Nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity that is not a party to this Agreement.

10.3 No Agency or Joint Venture.

(a) Nothing in this Agreement shall be deemed to create a partnership, joint venture, agency, franchise, or similar relationship between the parties.

(b) Service Provider has no authority, right, or ability to bind or commit FAFDS in any way other than for the provision of the Flood Services pursuant to Customer Contracts that are accepted by FAFDS.

10.4 Provisions Severable. In the event that any provision of this Agreement is held to be void or unenforceable by any court of competent jurisdiction, such holding shall not affect the enforceability of any other provisions of this Agreement and all such other provisions shall remain in full force and effect.

10.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

10.6 Notices. Any notice under this Agreement will be given in writing and delivered personally by messenger or private mail courier service, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, as follows:

To FAFDS:	First American Flood Data Services
Attn: President
11902 Burnet Rd.
Austin, Texas 78758
Phone:(800)447-1772

To Service Provider:	First American CREDCO
Attn: Kathleen Manzione 12395 First American Way Poway, CA 92064 Phone: (800)255-0792

10.7 Entire Agreement. This Agreement, together with the attachment hereto, constitutes the entire agreement between the parties. It supersedes and replaces any contemporaneous or previous written or oral agreements, representations, or undertakings concerning the subject matter of this Agreement. However, this Agreement shall not in any way affect any obligations that Service Provider has to FAFDS with respect to Flood Services provided prior to the Effective Date. Any modification or amendment to this Agreement must be executed in writing by both parties. No waiver of any provision of this Agreement will be deemed a waiver of any other provision, whether similar or not similar. No waiver will constitute a continuing waiver of such provision,

10.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS NOTWITHSTANDING ANY CONFLICT OF LAWS RULES TO THE CONTRARY.

10.9 Force Majeure. Neither party will be liable to the other party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by reason of an act of God or other cause beyond its reasonable control, including without limitation, any act of government, riot, war, interruption of transportation, strike or other labor trouble, fire, storm, flood, earthquake, or power outage.

10.10 Headings. The headings of the several sections and subsections of this Agreement are for convenience only and do not define, limit or construe the contents of such sections or subsections.

10.11 Construction. The language used in this Agreement and the attachment represents the mutual intent of the parties and this Agreement shall not be construed against any party that has drafted this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed on its behalf by its duly authorized officer.

FAFDS:		SERVICE PROVIDER:

By: First American Flood Hazard Certification LLC		By:	/s/ Kathy Manzione

		Printed Name:	Kathy Manzione

By:	/s/ Vicky Chenault	Its:	President

Printed Name:	Vicky Chenault	Date:	March 10, 2008

Its:	President

Date:	3/18/08